BANK OF MARIN BANCORP

EXHIBIT 12.01
RATIO OF EARNINGS TO FIXED CHARGES
RATIO OF EARNINGS TO FIXED CHARGES TO PREFERRED DIVIDENDS

	Three Months ended		Year Ended December 31
(Dollars in thousands)	March 31, 2009		2008		2007		2006		2005		2004
Excluding Interest on Deposits
Income before income taxes, as reported	$5,303		$20,028		$20,102		$18,548		$19,111		$15,326
Fixed charges:
Interest expense on borrowed funds	361		897		1,172		1,469		841		166
Estimated interest component of net rent expense (1)	209		830		759		653		492		448
Total fixed charges	570		1,727		1,931		2,122		1,333		614
Preferred dividend requirements (2)	1,299		113		-		-		-		-
Fixed charges and preferred dividends	1,869		1,840		1,931		2,122		1,333		614
Earnings	$7,172		$21,868		$22,033		$20,670		$20,444		$15,940
Ratio of earnings to fixed charges	12.58	x	12.66	x	11.41	x	9.74	x	15.34	x	25.96	x
Ratio of earnings to fixed charges and preferred dividends	3.84	x	11.88	x	11.41	x	9.74	x	15.34	x	25.96	x

	Three Months ended		Year Ended December 31
(Dollars in thousands)	March 31, 2009		2008		2007		2006		2005		2004
Including Interest on Deposits
Income before income taxes, as reported	$5,303		$20,028		$20,102		$18,548		$19,111		$15,326
Fixed charges:
Interest expense	1,769		10,817		19,099		16,578		10,043		5,352
Estimated interest component of net rent expense (1)	209		830		759		653		492		448
Total fixed charges	1,978		11,647		19,858		17,231		10,535		5,800
Preferred dividend requirements (2)	1,299		113		-		-		-		-
Fixed charges and preferred dividends	3,277		11,760		19,858		17,231		10,535		5,800
Earnings	$8,580		$31,788		$39,960		$35,779		$29,646		$21,126
Ratio of earnings to fixed charges	4.34	x	2.73	x	2.01	x	2.08	x	2.81	x	3.64	x
Ratio of earnings to fixed charges and preferred dividends	2.62	x	2.70	x	2.01	x	2.08	x	2.81	x	3.64	x

(1) Calculated using a 1/3 interest factor on rent expense, which is considered by management to be a reasonable estimate of the interest within rent expense.
(2) No shares of our  preferred stock were outstanding during the years ended December 31, 2007, 2006, 2005, and 2004 and we did not pay preferred stock dividends during these periods. Dividend accrued in 2008 and 2009 included accretion of preferred stock.